Exhibit 99.1

Adept Technology, Inc. Reports Third Quarter Fiscal 2008 Results

Robotic Segment Revenues Grow 60 Percent Year over Year Driven by Strength in Quattro Sales

LIVERMORE, Calif.--(BUSINESS WIRE)--Adept Technology, Inc. (NASDAQ: ADEP), the leading provider of intelligent vision-guided robotics and global robotics services, today announced financial results for its fiscal 2008 third quarter, ended March 29, 2008.

Revenues for the third quarter of fiscal 2008 increased 28% to $16.1 million, compared to $12.6 million for the same period last year, and up 12% from $14.4 million in the second quarter. Growth during the quarter was driven primarily by demand for Adept’s new Quattro robotic systems as well as increasing penetration in the Solar market. Net income increased substantially from the prior year, growing to $1.0 million, or $0.12 per share, compared to a net loss of $2.4 million, or $0.32 per share for the third quarter of fiscal 2007, and net income for the second quarter of 2008 of $1.5 million, or $0.18 per share, which was favorably impacted by incremental software licensing revenue.

Gross margin was 46.3% of revenue in the third fiscal quarter of 2008, compared with 45.7% of revenue in the third fiscal quarter of 2007 and 50.4% in the second fiscal quarter of 2008. Gross margin in the second quarter of 2008 was positively affected by incremental software licensing revenue. The Company expects to see improvements in gross margin for the balance of the year and into 2009 as Quattro products ramp as a percentage of total sales.

Operating expenses decreased in the third quarter of 2008 to $6.6 million, compared with operating expenses of $8.3 million in the same quarter of fiscal 2007. Operating income was $886 thousand in the third quarter of fiscal 2008, compared with an operating loss of $2.6 million in the third quarter of fiscal 2007.

Adjusted EBITDA was $1.6 million in the third quarter of fiscal 2008, compared with adjusted EBITDA of ($2.0) million in the third quarter of fiscal 2007 and adjusted EBITDA of $2.1 million in the second quarter of fiscal 2008. A discussion of this non-GAAP measure and reconciliation of this measure to the applicable GAAP measure is included below.

Adept’s cash and short-term investment balance at March 29, 2008 was $12.3 million, down slightly from $12.4 million reported as of December 29, 2007.

“We continued to execute on all of our key objectives during the third quarter, which is reflected in the results we are reporting today, as well as our raised revenue expectations for the full fiscal year 2008,” said Robert Bucher, chief executive officer of Adept Technology. “Our European and U.S. vertical market strategy continued to drive increased sales, and we began making inroads beyond these geographies and into South America and Asia, with our first Quattro systems going into Japan and Korea during the quarter. Our financial model continues to improve with increasing revenues and profits and we are well positioned to capitalize on the growing traction we are experiencing in our target vertical markets of Packaging, Life Sciences, Disk Drive and Semiconductor/Solar.”

Highlights of the quarter include:

  Revenue from our Solar vertical now represents approximately 10% of total product revenue;
  Achieved 25,000th robot shipment milestone;
  Design win with Roth & Rau for Adept Quattro as standard solar cell handling robot;
  First sales of Adept Quattro during the quarter into Japan and Korea, expanding our Packaging vertical into Asia;
  Successfully completed acquisition of Cerebellum.

Fiscal 2008 Outlook

Updating its previous guidance for fiscal 2008 as a whole from its second quarter press release dated February 7, 2008, the Company expects revenues to increase to between $56.0 million and $60.0 million, which represents growth of 14% to 22% from fiscal 2007 levels and which compares to previous guidance of revenues of $52.0 to $56.0 million. The Company further expects to record net income of $2.9 million to $3.4 million, up from previous guidance of net income of $1.8 million to $2.3 million. The Company expects to be cash flow positive for fiscal 2008.

Conference Call and Simultaneous Webcast

Robert Bucher, chief executive officer, John Dulchinos, president and chief operating officer and Lisa Cummins, vice president and chief financial officer, will host an investor conference call today, May 7, 2008, at 5:00 P.M. Eastern Time to review the Company’s financial and operating performance for the fiscal 2008 third quarter. The call will also include statements regarding the company's anticipated financial performance for fiscal 2008. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end or fiscal year end results announcement. The call can be accessed by dialing (800) 240-8621. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the site. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for five days following the call. Replay listeners should call (800) 405-2236 and entering the passcode 11113799#.

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

About Non-GAAP financial measures

In addition to presenting net income in accordance with GAAP, we have determined that adjusted EBITDA, which we define as earnings before interest income, income taxes, depreciation and amortization, and stock-based compensation expense under SFAS No. 123(R), is a relevant measure of performance for our company as an approximate measure of operating cash flow, as it is a metric commonly used among technology companies and provides meaningful supplemental information regarding our operating performance. As a result, we believe it is a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies within the technology industry.

Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. For more information on our adjusted EBITDA, please see the table captioned "Reconciliation of Adjusted EBITDA Calculation to GAAP Accounting" included below. While we believe that adjusted EBITDA is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Stock-based compensation has been and will continue to be for the foreseeable future a recurring expense for our business and an important incentive component of executive and other employee compensation. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains certain forward-looking statements including statements regarding revenues, profitability, products, market opportunities and Adept’s growth based on its current products, strategy and market presence that involve a number of risks and uncertainties. The Company’s actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, factors affecting our operating results including factors difficult to forecast; future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; risks of acceptance of the Company's new or current products in the marketplace; the actual results of our restructuring activities, and potential impact of current restructuring efforts and acquisition activities; the financial and operating risks and regulatory requirements associated with international operations, sales and foreign suppliers; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; customers' ability to pay invoices in a timely manner; the risk that some customers may become insolvent; dependence on the continued growth of the intelligent automation market; the highly competitive nature of and rapid technological change and competition within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's limited cash resources and significant fixed costs which are not easily reduced; the Company's outsourced manufacturing dependence and risks associated with sole or single sources of supply and lengthy procurement lead times; risks associated with the seasonality of the Company's revenues; risks associated with product defects; potential delays associated with the development and introduction of new products or software releases; the Company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; risks associated with variations in our gross margins based on factors not always in Adept's control; the need to hire and retain qualified managerial personnel and to complete acquisitions to expand operations; risks of unfair termination claims by employees; risks associated with variations in gross margins; risks related to the Company's potential inability to strengthen its internal controls over financial reporting; potential securities class action litigation if Adept's stock price remains volatile or operating results suffer; and costs of being a public company as a result of legislation requiring greater general and administrative costs to be incurred.

For a discussion of risk factors relating to Adept’s business, see Adept's SEC filings, including the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2007 and quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2007, which include the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 29, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$12,261	$8,900
Short-term investments	-	1,962
Accounts receivable, less allowance for doubtful accounts of $512 at March 29, 2008 and $506 at June 30, 2007	13,942	10,185
Inventories	10,049	9,806
Other current assets	739	598
Total current assets	36,991	31,451
Property and equipment, net	3,350	3,632
Goodwill	585	-
Other intangible assets, net	429	-
Other assets	142	152
Total assets	$41,497	$35,235

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,065	$5,175
Accrued payroll and related expenses	1,740	1,708
Accrued warranty	1,212	1,207
Accrued restructuring charges	217	449
Other accrued liabilities	1,457	471
Total current liabilities	10,691	9,010

Long-term liabilities:
Accrued restructuring charges	470	637
Other long-term liabilities	353	184
Total liabilities	11,514	9,831

Total stockholders' equity	29,983	25,404
Total liabilities and stockholders' equity	$41,497	$35,235

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007

Revenues	$16,092	$12,594	$44,123	$36,423
Cost of revenues	8,640	6,840	22,118	20,852
Gross margin	7,452	5,754	22,005	15,571
Operating expenses:
Research, development and engineering	1,410	1,917	3,935	5,272
Selling, general and administrative	5,109	4,554	15,020	14,746
Restructuring	-	-	254	-
Crosslink settlement costs	-	1,861	-	1,861
Amortization of other intangibles	47	-	85	33
Total operating expenses	6,566	8,332	19,294	21,912

Operating income (loss)	886	(2,578)	2,711	(6,341)

Interest income, net	71	98	259	345
Foreign currency exchange gain	76	32	196	157

Income (loss) before income taxes	1,033	(2,448)	3,166	(5,839)
Provision for (benefit from) income taxes	50	(8)	429	1
Net income (loss)	$983	$(2,440)	$2,737	$(5,840)

Basic net income (loss) per share	$0.12	$(0.32)	$0.34	$(0.76)
Diluted net income (loss) per share	$0.12	$(0.32)	$0.34	$(0.76)

Basic number of shares used in computing per share amounts:
	7,967	7,671	7,948	7,635
Diluted number of shares used in computing per share amounts:
	8,322	7,671	8,119	7,635

ADEPT TECHNOLOGY, INC.
Reconciliation of Adjusted EBITDA to GAAP Net Income (Loss)
(in thousands)
(unaudited)

	Three Months ended March 29, 2008	Three Months ended December 29, 2007	Three Months ended March 31, 2007
Net income (loss)	$983	$1,461	$(2,440)
Interest income, net of interest expense	(71)	(88)	(98)
Taxes	50	48	(8)
Depreciation	408	407	200
Amortization of intangibles	47	19	-
Stock-based compensation	198	244	386

Adjusted EBITDA	$1,615	$2,091	$(1,960)

CONTACT:
Adept Technology, Inc.
Lisa Cummins, Chief Financial Officer, 925-245-3400
investor.relations@adept.com